Exhibit 99.1

Press Release:
SOURCE: PAB Bankshares, Inc.

                  PAB BANKSHARES, INC. AND EAGLE BANCORP, INC.
                            SIGN DEFINITIVE AGREEMENT

VALDOSTA,  GA.,  July  1/PRNewswire/  -- PAB  Bankshares,  Inc.  (Amex:  PAB) in
Valdosta, Georgia and Eagle Bancorp, Inc. of Statesboro, Georgia jointly announced that they have signed a definitive agreement to merge Eagle Bancorp, Inc. into PAB Bankshares, Inc. Eagle Bancorp, Inc. is the one-bank holding company for Eagle Bank & Trust in Statesboro. PAB Bankshares, Inc. is the Georgia multibank holding company for The Park Avenue Bank in Valdosta, Georgia, Farmers and Merchants Bank in Adel, Georgia, First Community Bank of Southwest Georgia and Bainbridge National Bank in Bainbridge, Georgia.

Under the terms of the agreement, Eagle shareholders will receive one share of PAB common stock for each share of Eagle common stock. Based on PAB's closing stock price of $22.625 on June 30, 1998, the transaction would be valued at approximately $20.5 million. The merger, which is anticipated to be accounted for as a pooling of interests, is expected to be consummated before year-end 1998, pending approval of Eagle stockholders and regulatory authorities and other customary conditions of closing. The transaction is expected to be a tax-free reorganization for federal income tax purposes. PAB intends to retain the name, charter, board of directors and management of Eagle Bank & Trust. After the transaction is completed, combined PAB assets will approximate $500 million.

PAB Bankshares, Inc. common stock is traded on the American Stock Exchange under the ticker symbol PAB.